CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of StellarOne Corporation on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of StellarOne Corporation on Forms S-3 (File No. 333-156811, effective February 6, 2009; and File No. 333-167523, effective July 6, 2010) and on Form S-8 (File No. 333-181520, effective May 18, 2012).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
March 15, 2013